EXHIBIT 99.1
For Immediate Release
Contact:
Michael Watts
Senior director, investor relations and
corporate communications
858-410-8673
Gen-Probe Announces $250 Million Stock Repurchase Plan
SAN DIEGO, CA, August 26, 2008 – Gen-Probe Incorporated (NASDAQ: GPRO) announced today that its board of directors has authorized the repurchase of up to $250 million of the Company’s common stock over the next two years.
“Based on our healthy balance sheet and strong operating cash flows, we believe we can increase long-term shareholder value and offset dilution from employee stock programs by buying back stock, while at the same time retaining the strategic and operational flexibility to invest appropriately in our business,” said Herm Rosenman, Gen-Probe’s senior vice president and chief financial officer.
Under the plan, repurchases may occur from time to time and at Gen-Probe’s discretion, depending on market conditions and other factors. Shares may be purchased on the open market or through private transactions, pursuant to Rule 10b5-1 trading plans or other available means.
Gen-Probe has approximately 54.2 million shares of common stock outstanding. As of June 30, 2008, the Company had $499.2 million of cash, cash equivalents and short-term investments, and no debt. Gen-Probe generated $91.7 million of cash from operating activities in the first half of 2008.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has approximately 25 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this news release relating to our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning future share repurchases are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that unforeseen circumstances may prohibit Gen-Probe from executing its share repurchase program in full or part, (ii) the risk that share repurchases will not be accretive to earnings, (iii) the risk that Gen-Probe will not have adequate cash to execute on its strategic or operational initiatives, or will require debt to do so, and (iv) the risk that Gen-Probe’s share price will not appreciate above the prices at which Gen-Probe repurchases shares. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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